AMENDED AND RESTATED
                             SUB-ADVISORY AGREEMENT
                  PRINCIPAL GLOBAL INVESTORS SUB-ADVISED FUNDS


     AGREEMENT executed as of October 24, 2003 by and between PRINCIPAL MANAGEMENT CORPORATION, an Iowa Corporation (hereinafter called "the Manager") and PRINCIPAL GLOBAL INVESTORS, LLC (hereinafter called "PGI").

                              W I T N E S S E T H:

     WHEREAS, the Manager is the manager and investment adviser to each mutual fund listed in Schedule A (each referred to herein as the "Fund"), each of which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Manager desires to retain PGI to furnish portfolio selection and related research and statistical services in connection with the investment advisory services which the Manager has agreed to provide to the Fund, and PGI desires to furnish such services; and

     WHEREAS, The Manager has furnished PGI with copies properly certified or authenticated of each of the following:

     (a) Management Agreement (the "Management Agreement") with the Fund;

     (b) Copies of the registration statement of the Fund as filed pursuant to the federal securities laws of the United States, including all exhibits and amendments;

     NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

     1.  Appointment of PGI

     In accordance with and subject to the Management Agreement, the Manager hereby appoints PGI to perform portfolio selection services described in Section 2 below for investment and reinvestment of the securities and other assets of the Fund, subject to the control and direction of the Fund's Board of Directors, as well as to assume other obligations as specified in Section 2 below, for the period and on the terms hereinafter set forth. PGI accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. PGI shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

     2. Obligations of and Services to be Provided by PGI

     (a) PGI shall provide with respect to the Fund all services and obligations of the Manager described in Section 1, Investment Advisory Services, of the Management Agreement.
     (b) PGI shall use the same skill and care in providing services to the Fund as it uses in providing services to fiduciary accounts for which it has investment responsibility. PGI will conform with all applicable rules and regulations of the Securities and Exchange Commission.

     3. Prohibited Conduct

     In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

     4.  Compensation

     As full compensation for all services rendered and obligations assumed by PGI hereunder with respect to the Fund, the Manager shall pay PGI within 10 days after the end of each calendar month, or as otherwise agreed, an amount calculated in accordance with Schedule A, attached hereto.

     5.  Duration and Termination of this Agreement

     This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the date of its approval by a majority of the directors of the Fund, including approval by the vote of a majority of the directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, PGI or the Fund cast in person at a meeting called for the purpose of voting on such approval and (iii) the date of its approval by a majority of the outstanding voting securities of the Fund. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund and in either event by vote of a majority of the directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, PGI or the Fund cast in person at a meeting called for the purpose of voting on such approval. This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, by vote of a majority of the outstanding voting securities of the Fund, PGI or by the Manager. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 4, the definitions contained in Section 2(a) of the Investment Company Act of 1940 (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

     6.  Amendment of this Agreement

     No amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities and by vote of a majority of the directors of the Fund who are not interested persons of the Manager, PGI, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

     7. General Provisions

     (a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (b) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of PGI and of the Manager for this purpose shall be the Principal Financial Group, Des Moines, Iowa 50392-0200.

     (c) PGI agrees to notify the Manager of any change in PGI's officers and directors within a reasonable time after such change.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

               PRINCIPAL MANAGEMENT CORPORATION


               By  /s/ A. S. Filean
                   ---------------------------------------------------------
                    A. S. Filean, Senior Vice President

               PRINCIPAL GLOBAL INVESTORS, LLC

               By  /s/ Rollie C. Woltjen
                   ---------------------------------------------------------
                    Rollie C. Woltjen, Executive Director - Equities

                                   Schedule A


PGI shall serve as investment sub-advisor for each Fund identified below. The Manager will pay PGI, as full compensation for all services provided under this Agreement, a fee, computed daily and paid monthly, at an annual rate as shown below of the Fund's average daily net assets allocated to PGI's management.



                                     Fund                                     Sub-Advisor Percentage Fee

      Principal Balanced Fund, Inc. (equity securities portion)                         0.0860%
      Principal Balanced Fund, Inc. (fixed-income portion)                              0.1000
      Principal Capital Value Fund, Inc.                                                0.1000
      Principal Government Securities Income Fund, Inc.                                 0.1000
      Principal Growth Fund, Inc.                                                       0.0700
      Principal International Fund, Inc.                                                0.1100
      Principal International Emerging Markets Fund, Inc.                               0.5000
      Principal International SmallCap Fund, Inc.                                       0.5000
      Principal LargeCap Stock Index Fund, Inc.                                         0.0150
      Principal Limited Term Bond Fund, Inc.                                            0.1000
      Principal MidCap Fund, Inc.                                                       0.1000
      Principal SmallCap Fund, Inc.                                                     0.2500
      Principal Utilities Fund, Inc.                                                    0.0700